Exhibit 99.1

IMMEDIATE RELEASE	February 7, 2011

NEOPROBE COMMON STOCK APPROVED FOR LISTING ON NYSE AMEX

DUBLIN, OHIO – February 7, 2011 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology surgical and diagnostic products, today announced that its common stock has been cleared for listing on the NYSE Amex.  The Company's common stock, which currently trades on the OTC Bulletin Board, will begin trading on the NYSE Amex on or about February 10, 2011.  In connection with the listing the Company’s ticker symbol will change to “NEOP” from “OTCBB:NEOP”.

“Joining the NYSE Amex is a major growth milestone for our shareholders and employees,” said David C. Bupp, President and Chief Executive Officer of Neoprobe Corporation. “The NYSE Amex listing will provide Neoprobe with improved liquidity and expanded visibility in the investment community, allowing us to strengthen and grow our investor base.”

“We are pleased to welcome Neoprobe to the NYSE Euronext family of listed companies," said Scott Cutler, EVP and Co-Head of U.S. Listings and Cash Execution, NYSE Euronext. "Neoprobe and its shareholders will benefit from the superior market quality, services and technology provided by NYSE Amex. We look forward to a great partnership.”

Mr. Bupp continued, “Enhanced investor visibility will be important to our ongoing business strategy and to building shareholder value as Neoprobe achieves upcoming development and commercial milestones, including completion of enrollment in our Lymphoseek® NEO3-09 Phase 3 clinical study conducted in subjects with breast cancer or melanoma, disclosure of the NEO3-09 clinical study data, the filing of our Lymphoseek NDA, the completion of our FDA pre-IND meeting for RIGScan™, and additional progress milestones on RIGScan development.  We believe this sequential line-up of achievements over the coming months represents important progress and will continue to add value for the Company and its shareholders.”

Neoprobe has worked closely with officials at NYSE Amex over the past several weeks regarding the Company's application for listing.  To ensure all the required information provided to the NYSE Amex in connection with our application has been adequately disclosed to the investing public, Neoprobe is providing the following pro forma financial information to update the Company’s financial position reported in its most recently completed quarterly filing with the Securities and Exchange Commission for the nine months ended September 30, 2010, as impacted by certain financing transactions outlined in the footnotes to the table below:

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NEOPROBE CORPORATION
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Neoprobe Corporation
Condensed Pro Forma Balance Sheet

	September 30, 2010 Actual	Pro Forma Adjustment (1)(2)(3)		September 30, 2010 Pro Forma

Cash	$2,611,210	$5,551,872	(1)	$8,163,082

Derivative liabilities – current	--	125,357	(1)(2)	125,357
Derivative liabilities – long term	1,377,406	(1,055,277)	(1)(2)(3)	322,129
Other liabilities	4,494,319			4,494,319
Total liabilities	5,871,725			4,941,805

Stockholders’ equity:
Preferred stock	11			11
Common stock	82,447	3,158	(1)	85,605
Additional paid-in capital	249,825,422	6,478,634	(1)(2)(3)	256,304,056
Accumulated deficit	(248,792,063)			(248,792,063)
Total stockholders’ equity	1,115,817			7,597,609

Total capitalization	$6,987,542			$12,539,414

(1)
As a result of issuing 3,157,896 shares of common stock in exchange for $6 million in gross proceeds in a financing that closed on November 10, 2010, the Company increased cash by $5,551,872, derivative liabilities related to warrants by $1,241,921, common stock by $3,158, and additional paid-in capital by $4,306,793.

(2)
The pro forma adjustment reflects a change in the treatment of warrants issued in connection with the common stock issued in the November 10, 2010 financing.  All such warrants were initially recorded as liabilities at the time of the offering.  However, in December 2010 and January 2011, the majority of the warrants issued in this financing were amended to eliminate provisions resulting in derivative treatment.  The pro forma presentation reflects $931,441 related to the amended warrants that was reclassified from derivative liabilities to additional paid-in capital as a result of the amendments.

(3)
The pro forma adjustment reflects the treatment of 790,000 warrants that were amended in January 2011 to eliminate provisions resulting in derivative treatment.  The warrants were recorded as liabilities prior to their amendment.  The pro forma presentation reflects $1,240,400 related to the amended warrants that was reclassified from derivative liabilities to additional paid-in capital as a result of the amendments.

Contacts:

Neoprobe -- Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors -- (201) 408-4923

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. -- (212) 508-9670

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NEOPROBE CORPORATION
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About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScanTM CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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